NEWS

For:	From:
Ladish Co., Inc.	Libby Communications
5481 South Packard Avenue	95 Pin Pack Road
Cudahy, WI 53110	Ridgefield, CT 06877
Contact: Wayne E. Larsen	Contact: William J. Libby
414-747-2935	203-431-8480
414-747-2890 Fax	203-431-6132 Fax

Release date:  21 October 2004

LADISH REPORTS SALES OF $51.1 MILLION AND NET INCOME OF $0.816 MILLION FOR 3RD QUARTER 2004

Cudahy, WI—Ladish Co., Inc. (www.ladishco.com) (Nasdaq: LDSH) today reported 2004 third quarter sales of $51.1 million, a 21% improvement over $42.2 million of sales in the third quarter of 2003. The Company had a net income of $0.816 million, resulting in diluted earnings per share of $0.06 for the third quarter of 2004 versus net income of $0.178 million and $0.01 per share in the same period of 2003. First nine months 2004 sales of $155.1 million reflect 11.9% growth over 2003, with $2.6 million of net income, $0.19 per share, in contrast to $0.825 million of net income, $0.06 per share, in 2003.

Ladish will host a conference call on Monday, October 25, 2004 at 9:00 a.m. EDT to discuss the third quarter performance for 2004. The telephone number to call to participate in the conference call is (800) 905-0392.

	For the Three Months Ended September 30		For the Nine Months Ended September 30
(Dollars in thousands, except per share data)	2004	2003	2004	2003
Net sales	$51,076	$42,222	$155,071	$138,584
Cost of goods	46,840	39,071	142,744	129,154

Gross profit	4,236	3,151	12,327	9,430
SG&A	2,177	2,149	6,677	6,554

Operating income	2,059	1,002	5,650	2,876
Interest expense & other	457	556	1,579	1,572

Pretax income	1,602	446	4,071	1,304
Taxes	786	268	1,502	479

Net income	$816	$178	$2,569	$825

Basic earnings per share	$0.06	$0.01	$0.19	$0.06
Basic weighted average shares outstanding	13,479,208	13,023,393	13,177,655	13,023,393
Diluted earnings per share	$0.06	$0.01	$0.19	$0.06
Diluted weighted average shares outstanding	13,573,969	13,050,917	13,267,082	13,049,188

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NEWS

(Dollars in thousands)	September 30 2004	December 31 2003
Cash	$6,097	$10,981
Accounts receivable	$36,950	$29,683
Inventory	$48,977	$43,845
Net PP&E	$85,954	$89,991
Total Assets	$224,268	$216,642

Accounts payable	$22,564	$13,205
Accrued liabilities	$8,789	$7,546
Senior notes	$24,000	$30,000
Pensions	$6,536	$9,120
Postretirement benefits	$38,161	$39,811
Stockholders' equity	$124,058	$116,723

“The 21% sales increase in the third quarter of 2004 compared to the same period of 2003 reflects the continuing improvement of the commercial airline industry, continued strength in defense spending and the growing demand of industrial markets with customers such as Caterpillar,” says Kerry L. Woody, Ladish’s President and CEO. “Due to increased sales volumes and continued focus on cost reductions, the Company’s operations improved in the third quarter as gross margins were 8.3% in contrast to 7.5% in the third quarter of 2003.”

Looking forward to the remainder of 2004, Woody remarked, “Under the current conditions we see the sales opportunity continuing to improve this year and we expect a more predictable product mix going forward. Our backlog continues to grow and reached $270 million at the end of the third quarter of 2004 in contrast to $211 million at the same period in 2003. The recovery of our industry has begun and we anticipate it will proceed. All three operating units of Ladish are experiencing an upturn in business. To further capitalize on this positive trend, our established cost reduction programs remain focused at improving the profitability of the business and enhancing our cash position while serving the needs of our customers.”

Ladish Co., Inc. is a leading producer of highly engineered, technically advanced components for the jet engine, aerospace and general industrial markets. Ladish is headquartered in Cudahy, Wisconsin with operations in Wisconsin, Oregon and Connecticut. Ladish common stock trades on Nasdaq under the symbol LDSH.

This release includes forward-looking statements that are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in them. These risks and uncertainties include, but are not limited to, uncertainties in the company’s major markets, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions, the effect of foreign currency fluctuations, raw material prices, taxes, legal and regulatory issues including the documentation for Section 404 of the Sarbanes-Oxley Act.

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